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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 29, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

A.        Recovery of Wholesale Power Purchase Costs

            As previously disclosed, on November 8, 2000, Pacific Gas and Electric Company (Utility) filed a lawsuit in the U.S. District Court for the Northern District of California (District Court) against the California Public Utilities Commission (CPUC) Commissioners, asking the court to declare that the federally approved wholesale power costs that the Utility has incurred to serve its customers are recoverable in retail rates (the Filed Rate Case). The Utility argues that various CPUC decisions violate federal preemption law and the “filed rate doctrine,” which requires the CPUC to allow the Utility to recover in full its reasonable procurement costs incurred under lawful rates and tariffs approved by the Federal Energy Regulatory Commission (FERC), a federal governmental agency.

            On April 18, 2002, the Utility filed a motion for summary judgment requesting the court to order the relief sought in the Filed Rate Case.  Also, on April 18, 2002, the CPUC Commissioners and The Utility Reform Network (TURN), a ratepayer advocacy group which filed a request to intervene in the Filed Rate Case, filed motions to dismiss the Utility’s claim as well as motions for summary judgment asking the court to rule against the Utility on its federal preemption claim as a matter of law.  The principal ground for the CPUC’s and TURN’s motions is that, by adopting the retroactive change in the accounting mechanisms for recovery of transition and power procurement costs in March 2001, the CPUC has already allowed the Utility to recover its wholesale procurement costs. (The retroactive accounting change, adopted by the CPUC in March 2001, appeared to eliminate the Utility’s true under-collected wholesale electricity costs by applying amounts that were previously applied first to transition cost recovery to under-collected procurement costs, effectively transforming under-collected procurement costs to under-collected transition costs.  The Utility requested the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court) to enjoin the CPUC from enforcing the accounting order but the Bankruptcy Court denied the Utility’s request.  The Utility’s appeal of the Bankruptcy Court’s order has been deemed a related case to the Filed Rate Case and has been transferred to Judge Walker of the District Court. )

            On July 25, 2002, Judge Walker issued an order denying the CPUC’s and TURN’s motions to dismiss the Filed Rate Case complaint, as well as the motions for summary judgment that had been filed by the CPUC, the Utility, and TURN. (Judge Walker also granted TURN’s request to intervene.)  However, much of the District Court’s order is a discussion of the merits of the Utility’s federal preemption claims.  The court rejected every argument advanced by the CPUC and TURN against the application of the filed rate doctrine, stating: “in most instances today a utility must purchase the power delivered to consumers pursuant to the rate filed with the appropriate federal agency.”

After concluding that the Utility’s federal preemption claims as pleaded are meritorious, the motions to dismiss were denied without substantial discussion.  The court stated that despite the unique features of the regulatory context underlying the Filed Rate Case, and the lack of precedent specifically on point, “the filed rate doctrine applies in this case in much the same way as it does under a cost-of-service regime.”  The rule adopted by the court was stated: “Costs of wholesale energy, incurred pursuant to rate tariffs filed with FERC, whether these rates are market-based or cost-based, must be recognized as recoverable costs by state regulators and may not be trapped by excessively low retail rates or other limitations imposed at the state level.”  The court recognized that under the dual system of utility regulation, adherence to the filed rate requirement, in conjunction with the requirement that utilities provide electricity to end users, prohibits state regulators from trapping the costs prudently incurred pursuant to FERC-filed tariffs.  The court also noted that “allowing a utility to pass through these costs to consumers-if that is what is required-would not provide a windfall to the utility, but would merely properly allocate the burden of responsibility for the expense of providing a mandated service to the public.”

            The court found, however, that the Utility’s preemption claims could not be decided on summary judgment because two factual issues remain in dispute: (1) the appropriate period for considering whether a net under-collection has occurred, and (2) the determination of which revenue sources, within constitutional bounds, may be applied against the Utility’s operating costs.

As to the first issue, the court concluded that the reasonable period for measuring the existence of an under-collection may involve considering such factual issues as the understanding of the parties at the beginning of the four-year electric industry restructuring transition period, the parties’ reasonable expectations, the reasonableness of the Utility’s use of surplus revenues during the first years of the transition period, and the availability of these and other revenues during the California energy crisis.

Regarding the determination of appropriate revenue sources for the Utility to apply against operating costs, the court suggested that the proper standard to be applied is the “overall impact of ratemaking orders.”  The court will need to consider factors such as the availability of certain revenues to the Utility during the relevant period.  For example, the revenue from rate reduction bonds or from sales from the Utility’s power plants may be available to offset the costs of purchased power.  The court stated that if revenue was “simply not available to sustain PG&E’s operations, and if this unavailability was reasonable and not due to financial mismanagement, the CPUC’s reliance upon the existence of that revenue ‘on the books’ is insufficient to meet its obligations under the filed rate doctrine.”

A case management conference has been scheduled for August 16, 2002.  The court had previously set a trial date in the Filed Rate Case for March 31, 2003.

Neither PG&E Corporation nor the Utility can predict what the outcome of the Filed Rate Case litigation will be.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By /s/ CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: /s/ DINYAR B. MISTRY

DINYAR B. MISTRY Vice President and Controller

Dated:  July 29, 2002